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                                                                    EXHIBIT 11.1

                      PROJECT SOFTWARE & DEVELOPMENT, INC.
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                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                           Type of Security
                           ----------------
                                                                  Primary          Fully Diluted
                                                                  -------          -------------
COMPANY, FOR THE THREE MONTHS ENDED DECEMBER 31,
1996:
     Weighted average common shares outstanding . . . . . . . .   9,708,322            9,708,322
     Common stock equivalents . . . . . . . . . . . . . . . . .     419,564              455,669
                                                                -----------          -----------
                                                                 10,127,886           10,163,991

Historical net income . . . . . . . . . . . . . . . . . . . . . $ 3,528,827          $ 3,528,827
Historical net income per share . . . . . . . . . . . . . . . .        0.35                 0.35



COMPANY, FOR THE THREE MONTHS ENDED DECEMBER 31, 1995:
  Weighted average common shares outstanding  . . . . . . . . .   9,567,757            9,567,757
  Common stock equivalents. . . . . . . . . . . . . . . . . . .     481,144              518,850
                                                                -----------          -----------
                                                                 10,048,901           10,086,607

Historical net income . . . . . . . . . . . . . . . . . . . . . $ 2,127,452          $ 2,127,452
Historical net income per share . . . . . . . . . . . . . . . . $      0.21          $      0.21

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